Exhibit 4.6

NUMBER ________-	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE (DEFINED BELOW)	WARRANTS

ALGOMA STEEL GROUP INC.

CUSIP 015658115

WARRANT

THIS CERTIFIES THAT, for value received                                                                                                                                        is the registered holder of a warrant or warrants (the “Warrant(s)”) of Algoma Steel Group Inc., a British Columbia corporation (the “Company”), expiring at 5:00 p.m., New York City time, on                         ,         2026,         to purchase one common share, without par value (“Shares”), of the Company for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (a) January 22, 2022 and (b) _______, 20__ such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Continental Stock Transfer & Trust Company (the “Warrant Agent”) or if applicable, TSX Trust Company (the “Co-Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as amended by the Assignment, Assumption and Amendment Agreement, by and among the Company, Legato Merger Corp., the Warrant Agent and the Co-Agent. In no event will the Company be required to net cash settle any warrant exercise. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share is equal to $11.50 per share. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Redemption Trigger Price (defined below) and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent, or if applicable, the Co-Agent, by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, or if applicable, the Co-Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Neither the Warrants nor this Warrant Certificate entitles the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of call in writing to the holders of record of the Warrant, giving at least 30 days’ notice of such call, at any time while the Warrant is exercisable, if the reported closing price of the Shares has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Redemption Trigger Price”) for any 20 trading days within a 30 trading day period (the “30-day trading period”) commencing after the Warrants become exercisable and ending on the third business day prior to the date on which notice of such call is given and if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $0.01 call price.

By
	Chief Executive Officer	Chief Financial Officer

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the Common Shares issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated: _____________________
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: _____________________
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NYSE AMERICAN, NASDAQ, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE, OR CHICAGO STOCK EXCHANGE.